Exhibit 99

OSG

Overseas Shipholding Group, Inc.                                                                                        Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP annouNces u.s. ownership of 77%

NEW YORK, NY – April 16, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that U.S. ownership of its common stock at the close of business on April 15, 2008 was 77 percent. This is the minimum percentage of shares that must be owned by United States citizens in order to preserve the status of OSG as a Jones Act company, in accordance with the Company’s charter and bylaws.

Pursuant to OSG’s organizational documents, any share transfer that results in U.S. ownership falling below 77 percent is ineffective and cannot be consummated. Shareholders are required to certify as to their respective citizenship at the time of purchase. OSG has advised BNY Mellon Shareholder Services, its transfer agent, to strictly enforce this important ownership limitation.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact:

Jennifer L. Schlueter
Vice President
Investor Relations & Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634